Exhibit 2.4

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED BYLAWS OF

MOGULREIT II, INC.

1. The Amended and Restated Bylaws (the “Bylaws”) of MogulREIT II, Inc. (the “Company”) are hereby amended solely to reflect the change in the name of the Company by substituting “RealtyMogul Apartment Growth REIT, Inc.” for “MogulREIT II, Inc.” wherever “MogulREIT II, Inc.” is set forth in the Bylaws.

2. Except as set forth in this Amendment No. 1 to the Bylaws, the Bylaws remain in full force and effect.